Exhibit 99.1

Seritage Growth Properties Reports First Quarter 2022 Operating Results

New York – May 10, 2022– Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of 161 retail, residential and mixed-use properties today reported financial and operating results for the three months ended March 31, 2022.

“2022 is off to a great start. The quarter has been marked by strong momentum in leasing, significant new tenant openings, progress on current developments and entitlements, as well as robust sales activity on the disposition pipeline. This quarter demonstrates that even while exploring strategic alternatives for the Company, we can and will continue implementing our value creation activities across every facet of the portfolio” said Andrea Olshan, Chief Executive Officer and President.

REIT Status

On March 31, 2022, the Company announced that its Board of Trustees, with the recommendation of the Special Committee, approved a plan to terminate the Company's REIT status and become a taxable C Corporation, effective for the year ending December 31, 2022. As a result, the Company is no longer required to operate under REIT rules, including the requirement to distribute at least 90% of REIT taxable income to its stockholders, which provides the Company with greater flexibility to use its free cash flow. Effective January 1, 2022, the Company is subject to federal and state income taxes on its taxable income at applicable tax rates and is no longer entitled to a tax deduction for dividends paid. The Company operated as a REIT for the 2021 tax year, and existing REIT requirements and limitations, including those established by the Company’s organizational documents, remained in place until December 31, 2021.

Financial Highlights:

For the three months ended March 31, 2022:

•
Net income attributable to common shareholders of ($53.4) million, or ($1.22) per share
•
Total Net Operating Income (“Total NOI”) of $10.5 million
•
As of March 31, 2022, the Company had cash on hand of $61.0 million, including $7.2 million of restricted cash

Highlights

•
Signed 13 leases covering 249 thousand square feet (178 thousand at share) in the first quarter at an average projected annual rent of $47.84 PSF ($39.75 PSF at share).
•
Signed leases in the first quarter included:
•
A new lease with Amazon at San Diego UTC covering approximately 123 thousand square feet (61.5 thousand at share) with an average projected annual rent of $68.40 PSF gross;
•
Seven new leases covering approximately 33 thousand square feet (26 thousand at share) of retail at Premier assets at an average projected annual rent of $64.11 PSF ($61.40 PSF at share) net;
•
Two leases covering approximately 86 thousand square feet at Multi-Tenant Retail assets at an average projected annual rent of $12.00 PSF gross, bringing occupancy of the Multi-Tenant Retail portfolio up to 82.7%;
•
One retail lease covering approximately three thousand square feet at a Non-Core asset at an average projected annual rent of $52.04 PSF net; and
•
Two retail leases covering approximately four thousand square feet (two thousand at share) at other unconsolidated entities signed at an average projected annual rent of $44.01 PSF net;

•
Subsequent to quarter end, the Company has signed additional leases totaling 61 thousand square feet at a base rent of $23.75 PSF net. The Company currently has a pipeline of leases in active negotiations of over 275 thousand square feet at an average rent of $32.19 PSF net ($31.63 PSF at share) projected to bring the Company's occupancy up to 85.3% and 68.9% for MT Retail and Premier Mixed-use, respectively;
•
Leases signed subsequent to quarter end were:
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43 thousand square feet of retail at Multi-Tenant Retail assets at a base rent of $18.57 PSF net;
•
Four thousand square feet of retail at Premier assets at a base rent of $105.00 PSF net; and
•
14 thousand square feet of retail at Premier at Non-core assets at a base rent of $16.00 PSF net;
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Brought 19 tenants online representing 327 thousand square feet (293 thousand at share) and $5 million in annual base rent ($4.1 million at share);
•
Generated $9.0 million of gross proceeds through disposition activity during the three months ended March 31, 2022. The Company temporarily slowed the pace of closings until the election to be taxed as a C Corporation. Subsequent to quarter end, the Company generated $74.7 million of gross proceeds through disposition activity. The Company has additional asset sales under contract for anticipated gross proceeds of $85.0 million, subject to buyer diligence and closing conditions; and
•
Seritage is currently marketing over $700 million of properties for sale at estimated fair value (before considering the strategic review process), which would provide sufficient proceeds to qualify the Company for the extension of its $1.44 billion term loan facility (the “Term Loan Facility”), assuming all deals closed prior to July 2023 as anticipated.

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of March 31, 2022:

(in thousands except number of leases and acreage data)

Planned Usage	Total	Built SF / Acreage (2)	Leased SF (2)(3)	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	40	5,422 sf / 532 acres	4,483	13.3
Residential	31	672 sf (4) / 423 acres	232	13.6
Premier (5)	5	285 sf / 99 acres	169	19.8
Non-Core (1)	60	8,804 sf / 740 acres	1,563	12.3
Unconsolidated
Other Entities	21	1,599 sf / 310 acres	549	14.8
Residential	2	106 sf (4) / 23 acres	25	11.3
Premier (5)	2	165 sf / 16 acres	99	8.0

(1) Represents assets the Company may strategically monetize

(2) Square footage is presented at the Company’s proportional share

(3) Based on signed leases at March 31, 2022

(4) Represents tenants currently in place at assets intended for residential use

(5) Refer to Premier Mixed-Use below for information on entitlements

Multi-Tenant Retail

During the three months ended March 31, 2022, the Company invested $4.4 million in its multi-tenant retail properties and the development project in Ft. Wayne, Ind. had its grand opening. The remaining capital expenditures in the multi-tenant retail portfolio are primarily comprised of tenant improvements. During the first quarter, the Company opened stores representing 129 thousand square feet and $2.4 million of annual base rent. The portfolio inclusive of SNO is 82.7% leased at an average lease term of over 10 years and average rents of $16.83 PSF.

The table below provides a summary of all Multi-Tenant Retail signed leases as of March 31, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	149	3,919	72.3%	$67,369	88.6%	$17.19
SNO retail leases (1)	21	563	10.4%	8,648	11.4%	15.35
Total retail leases	170	4,482	82.7%	$76,017	100.0%	$16.96
(1) SNO = signed not yet opened leases.

During the three months ended March 31, 2022, the Company signed new leases at its retail properties totaling 86 thousand square feet at an average base rent of $12.00 PSF gross. The Company has 3.9 million in-place leased square feet and approximately 563 thousand square feet signed but not opened. Seritage has total occupancy of 82.7% for its multi-tenant retail properties. As of March 31, 2022, there is an additional approximately 940 thousand square feet available for lease in the Multi-Tenant Retail portfolio, with a pipeline of multi-tenant retail leases of 142 thousand square feet of leases at an average base rent of $30.35 PSF net. The Company has also identified 19 potential pad sites for development subject to governmental and REA approval at the sites.

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of December 31, 2021	25	566	$9,445	$16.68
Opened	(8)	(129)	(2,373)	18.37
Signed	3	123	1,444	11.75
Asset Category Changes (1)	1	3	132	38.00
As of March 31, 2022	21	563	$8,648	$15.35
(1) Represents SRG assets that were moved into the MT Retail category during the first quarter of 2022.

Premier Mixed-Use

The Company has three premier mixed-use projects in the active leasing stage: Dallas, TX, Santa Monica, CA and Aventura, FL. For the office development components of its mixed-use projects, which are all entitled, the Company is seeking build to suit opportunities and is not looking to develop speculatively. As of March 31, 2022, the Company has 76 thousand in-place leased square feet (55 thousand at share), 291 thousand square feet signed but not opened (213 thousand at share), and 247 thousand square feet available for lease (182 thousand at share). The Company generated a leasing pipeline of over 50 thousand square feet. Additionally, the Company has entitled 1.9 million square feet of office, 1,043 residential units and 325 thousand square feet of retail space.

Aventura:

During the first quarter of 2022, the Company continued to advance 216,000 square feet of mixed-use activation at the project in Aventura, FL. Core and shell work is approximately 90% complete and initial tenant turnovers commenced during the first quarter of 2022. The Company remains on track to grand open the project in the fourth quarter of 2022.

During the quarter ended March 31, 2022, the Company signed new leases totaling 19 thousand square feet at an average base rent of $56.71 PSF net. As of March 31, 2022, the Company has 135 thousand square feet signed but not opened. Subsequent to quarter end, the Company signed new leases totaling four thousand square feet at a base rent of $105.00 PSF net for retail. With occupancy at 62.7%, the Company has 80 thousand square feet available for lease, and leasing activity on over 50 thousand square feet.

San Diego UTC:

The Company successfully opened its project at UTC in San Diego, CA in the fourth quarter of 2021 with approximately 17 thousand square feet of first to market tenants and expects to open an additional 150,000 to 165,000 square feet of tenants in 2022 bringing occupancy to approximately 84% to 91%. In conjunction with the city of San Diego’s Community Plan Update, the Company is advancing entitlements to activate its +/- 8.5 acres of parking lots for potentially millions of additional square feet of life science, office, and residential uses.

During the quarter ended March 31, 2022, the Company signed new leases totaling 137 thousand square feet (68.5 thousand square feet at share) at an average base rent of $68.99 PSF gross. As of March 31, 2022, the property has 40 thousand in-place leased square feet and 156 thousand square feet signed but not opened. With occupancy at 87.5% (100% of office space is leased and approximately 72.4% of Retail), the Company has now stabilized the first phase and has 28 thousand square feet available for lease. The company has 5 thousand square feet of leases in negotiation at this time.

The table below provides a summary of all signed leases at Premier assets as of March 31, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	18	76	16.9%	$4,515	23.6%	$59.23
SNO retail leases (1)	23	107	23.7%	8,373	43.8%	78.62
SNO office\ leases (1)	3	106	23.7%	6,218	32.6%	58.46
Total retail leases	44	289	64.3%	$19,106	100.0%	$66.09
(1) SNO = signed not yet opened leases.

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of December 31, 2021	22	163	$9,973	$61.04
Opened	(3)	(2)	(195)	81.22
Sold / Contributed to JVs / terminated	(1)	(36)	(1,002)	28.00
Signed	8	88	5,815	66.33
As of March 31, 2022	26	213	$14,591	$68.55

During the three months ended March 31, 2022, the Company invested $13.3 million in its consolidated development and operating properties and an additional $0.9 million into its unconsolidated entities.

Residential

During the first quarter of 2022, the Company received full entitlements for 300 units at its property on Iowa Avenue in Riverside CA and continued to advance is entitlements in West Covina, CA and Riverside CA. The Company continues to advance residential plans and entitlement applications for 20 to 30 properties with a target of 4,500 to 5,500 residential units.

Dispositions

First quarter disposition closings were paused until the Company made the decision to revoke its REIT status. As such, during the three months ended March 31, 2022, the Company sold one property, generating $9.0 million of gross proceeds at a 4.3% capitalization rate. Subsequent to quarter end the Company sold 7 properties for proceeds of $74.7 million, 4 of which were leased at a 5.9% blended cap rate and 3 of which were vacant.

During that time the Company was able to generate a robust sales pipeline. As of May 9, 2022, the Company had assets under contract for sale representing anticipated gross proceeds of $85.0 million, subject to customary buyer diligence and closing conditions. Since Seritage began its capital recycling program in July 2017, the Company has raised approximately $1.5 billion of gross cash proceeds from the sale of wholly-owned properties or joint venture interests in 123 properties, plus outparcels at various properties. Seritage is currently marketing over $700 million of properties for sale at estimated fair value, which would provide sufficient proceeds to qualify the Company for the extension of its $1.44 billion Term Loan Facility, assuming all deals closed prior to July 2023 as anticipated. This is all in addition to and not part of the potential proceeds from any actions taken as part of the strategic review process currently underway.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months ended March 31, 2022:

(in thousands except per share amounts)	Three Months Ended
	March 31, 2022	December 31, 2021
Net (loss)/income attributable to Seritage common shareholders	$(53,430)	$71,721
Net (loss)/income per share attributable to Seritage common shareholders	(1.22)	1.64

Total NOI	10,493	10,456

For the quarter ended March 31, 2022:

•
Total NOI for the first quarter of 2022 reflects the impact of property sales and the commencement of new leases in the first quarter.

Total NOI is comprised of:

(in thousands)	Three Months Ended
Consolidated Properties	March 31, 2022	March 31, 2021
Multi-tenant retail	$13,635	$10,674
Premier	(1,400)	(468)
Residential	(2,171)	(2,286)
Sell	(1,150)	(338)
Sold	55	326
Total	8,969	7,908
Unconsolidated Properties
Residential	(289)	-
Premier	(209)	145
Other joint ventures	2,022	1,380
Total	1,524	1,525
Total NOI	$10,493	$9,433

•
The Company collected 96% of its billed rent and other recoverable expenses for the first quarter and there were no additional deferrals.

As of March 31, 2022, the Company had cash on hand of $61.0 million, including $7.2 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential debt and capital markets transactions, to fund its operations and select development activity. The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $1.44 billion Term Loan Facility, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, please see the notes to the condensed consolidated financial statements included in Part I, Item 1 and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Dividends

On February 16, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2022 to holders of record on March 31, 2022.

On April 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on July 15, 2022 to holders of record on June 30, 2022.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2022.

Board of Trustees Matters

On March 1, 2022, the Company announced that Mr. Lampert retired as its Chairman and resigned from its board of trustees (the “Board of Trustees” effective March 1, 2022.

On March 30, 2022, the Company announced that the Board of Trustees elected Adam S. Metz as a trustee of the Company and as a member of Class I of the Board of Trustees, effective as of March 30, 2022.

On April 28, 2022, the Company announced that the Board of Trustees elected Mitchell Sabshon, Talya Nevo-Hacohen and Mark Wilsmann as trustees of the Company and as members of Class I, II and III of the Board of Trustees, respectively, effective as of April 26, 2022. On April 28, 2022, the Company also announced that Messrs. Fawer and Steinberg resigned from the Board, effective upon Mr. Sabshon’s, Ms. Nevo-Hacohen’s and Mr. Wilsmann’s appointments.

Review of Strategic Alternatives

On March 1, 2022, the Company announced that its Board of Trustees has commenced a process to review a broad range of strategic alternatives to enhance shareholder value. The Board of Trustees created a special committee of the Board of Trustees (the “Special Committee”) to oversee the process. The Special Committee has retained a financial advisor. The strategic review process remains ongoing. There can be no assurance that the review process will result in any transaction or any strategic change at this time.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

COVID-19 Pandemic

The Coronavirus (“COVID-19”) pandemic has caused significant impacts on the real estate industry in the United States, including the Company’s properties.

As a result of the development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions may change, potentially significantly, in future periods and results for the three months ended March 31, 2022 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods. As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Non-GAAP Financial Measures

The Company makes reference to NOI and Total NOI which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI or Total NOI are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses. Other real estate companies may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other real estate companies. The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties. This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders, the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of March 31, 2022, the Company’s portfolio consisted of interests in 161 properties comprised of approximately 19.0 million square feet of gross leasable area ("GLA") or build-to-suit leased area, approximately 600 acres held for or under development and approximately 8.8 million square feet or approximately 740 acres to be disposed of. The portfolio consists of approximately 15.2 million square feet of GLA held by 136 wholly owned properties (such properties, the “Consolidated Properties”) and 3.8 million square feet of GLA held by 25 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Investment in real estate
Land	$437,431	$475,667
Buildings and improvements	927,214	994,221
Accumulated depreciation	(153,454)	(154,971)
	1,211,191	1,314,917
Construction in progress	388,323	381,194
Net investment in real estate	1,599,514	1,696,111
Real estate held for sale	92,078	—
Investment in unconsolidated entities	471,271	498,563
Cash and cash equivalents	53,807	106,602
Restricted cash	7,152	7,151
Tenant and other receivables, net	38,172	29,111
Lease intangible assets, net	13,151	14,817
Prepaid expenses, deferred expenses and other assets, net	60,828	61,783
Total assets (1)	$2,335,973	$2,414,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility, net	$1,439,437	$1,439,332
Sales-leaseback financing obligations	20,639	20,627
Accounts payable, accrued expenses and other liabilities	98,773	109,379
Total liabilities (1)	1,558,849	1,569,338

Commitments and contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 43,675,446 and 43,632,364 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	437	436
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of March 31, 2022 December 31, 2021; liquidation preference of $70,000	28	28
Additional paid-in capital	1,241,583	1,241,048
Accumulated deficit	(607,201)	(553,771)
Total shareholders' equity	634,847	687,741
Non-controlling interests	142,277	157,059
Total equity	777,124	844,800
Total liabilities and shareholders' equity	$2,335,973	$2,414,138

(1) The Company's condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The condensed consolidated balance sheets, as of March 31, 2022, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(0.9) million of accumulated depreciation and $4.0 million of other assets included in other line items. The Company's condensed consolidated balance sheets as of December 31, 2021, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(0.9) million of accumulated depreciation and $4.0 million of other assets included in other line items.

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
REVENUE
Rental income	$29,084	$31,146
Management and other fee income	1,821	135
Total revenue	30,905	31,281
EXPENSES
Property operating	11,032	10,643
Real estate taxes	8,150	10,155
Depreciation and amortization	11,934	13,142
General and administrative	9,092	11,232
Total expenses	40,208	45,172
(Loss)/gain on sale of real estate, net	(1,015)	24,208
Impairment of real estate assets	(991)	(1,700)
Equity in loss of unconsolidated entities	(33,076)	(1,162)
Interest and other income	11	7,624
Interest expense	(22,588)	(26,150)
Loss before taxes	(66,962)	(11,071)
(Provision)/benefit from income taxes	(25)	138
Net loss	(66,987)	(10,933)
Net loss attributable to non-controlling interests	14,782	3,213
Net loss attributable to Seritage	$(52,205)	$(7,720)
Preferred dividends	(1,225)	(1,225)
Net loss attributable to Seritage common shareholders	$(53,430)	$(8,945)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(1.22)	$(0.23)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(1.22)	$(0.23)
Weighted average Class A common shares outstanding - Basic	43,634	39,477
Weighted average Class A common shares outstanding - Diluted	43,634	39,477

Reconciliation of Net Income/(Loss) to NOI and Total NOI (in thousands)

	Three Months Ended
NOI and Total NOI	March 31, 2022	December 31, 2021	March 31, 2021
Net (loss)/income	$(66,987)	$93,601	$(10,933)
Termination fee income	(277)	(388)	(2,611)
Management and other fee (income)	(1,821)	(434)	(135)
Depreciation and amortization	11,934	11,570	13,142
General and administrative expenses	9,092	9,947	11,232
Equity in loss of unconsolidated entities	33,076	202	1,162
(Gain)/loss on sale of real estate, net	1,015	(156,602)	(24,208)
Impairment of real estate assets	991	25,773	1,700
Interest and other income	(11)	(1,083)	(7,624)
Interest expense	22,588	26,128	26,150
Provision/(benefit) from income taxes	25	(2)	(138)
Straight-line rent/(expense)	(721)	(236)	210
Above/below market rental (income)/expense	65	65	(39)
NOI	$8,969	$8,541	$7,908
Unconsolidated entities
Net operating income of unconsolidated entities	1,846	2,193	2,437
Straight-line rent/(expense)	(328)	(309)	(137)
Above/below market rental (income)/expense	6	12	(33)
Termination fee (income)/expense	—	19	(742)
Total NOI	$10,493	$10,456	$9,433